EXHIBIT NO. 28
COCA-COLA ENTERPRISES INC.                                       PRESS RELEASE
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   CONTACT:       Laura Asman- Media Relations
                  (770) 989-3023

                  Margaret Carton - Investor Relations
                  (770) 989-3622

   FOR IMMEDIATE RELEASE

                  COCA-COLA  ENTERPRISES  INC. ANNOUNCES PRELIMINARY
                     DISCUSSIONS TO ACQUIRE BOTTLING OPERATIONS
                              IN FRANCE AND BELGIUM

     ATLANTA, December 12, 1995 -- Coca-Cola Enterprises announced today that the Company has entered into preliminary discussions with The Coca-Cola Company regarding the potential acquisition of The Coca-Cola Company s bottling and canning operations in France and Belgium. The operations included in these preliminary discussions are Coca-Cola Beverages S. A. and Coca-Cola Production
S. A. in France, and N. V. Coca-Cola Beverages Belgium S. A. in Belgium. The bottling territories include approximately 90 percent of the population of France and all of the population of Belgium.

     No price or terms have been established. Because discussions are preliminary, there is no assurance that this transaction will occur.

     Coca-Cola Enterprises Board of Directors has appointed a Special Committee of Independent Directors (Directors not associated with The Coca-Cola Company) to evaluate the potential transaction.

     "We are excited to have the opportunity to discuss potential transactions which would expand our international presence beyond our current operations in the Netherlands," stated Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises. "We believe our peformance in the Netherlands has demonstrated our commitment to employee development and that our local market-driven operating philosophy and our decentralized operating structure are effectively transportable outside the United States."

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of products of The Coca-Cola Company, distributing approximately 55 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in the Netherlands.

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